                                                                   EXHIBIT 99.10



                                                     ARV ASSISTED LIVING, INC.
                                                     245 FISCHER AVENUE, D-1
                                                     COSTA MESA, CA 92626-3545
                                                     (714) 751-7400
                                                     TRADED: NASDAQ: ARVI



FOR FURTHER INFORMATION:

    AT THE COMPANY:      AT FINANCIAL RELATIONS BOARD:
    SHEILA MULDOON       FIONA ROSS              KATHY BRUNSON
    VP/GENERAL           GENERAL INFORMATION     ANALYST CONTACT
    COUNSEL              (310) 442-0599          (312) 266-7800
    (714) 751-7400



FOR IMMEDIATE RELEASE
DECEMBER 10, 1996



                     ARV ASSISTED LIVING, INC. RE-ANNOUNCES
                     EXTENSION OF TENDER OFFER FOR LIMITED
                  PARTNERSHIP UNITS OF SENIOR INCOME FUND L.P.



     Costa Mesa, CA, December 10, 1996 -- ARV Assisted Living, Inc. (Nasdaq:
ARVI) re-announced today that its wholly-owned subsidiary, LAVRA, Inc., had previously announced and extended the expiration date of its outstanding tender offer for up to 2,462,025 units of limited partnership interests in Senior Income Fund L.P. to Friday, December 13, 1996, at 12:00 midnight, New York City time, unless further extended in the sole discretion of LAVRA. LAVRA, Inc. reported that approximately 178,014 limited partnership units had been tendered pursuant to the tender offer to date.



     Questions, requests for assistance and other information should be directed to Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, telephone (800) 854-9486.